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                                                                       EXHIBIT 5

                   [Letterhead of Dorsey & Whitney P.L.L.P.]

ADC Telecommunications, Inc.
12501 Whitewater Drive
Minnetonka, Minnesota 55343

    Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

    We have acted as counsel to ADC Telecommunications, Inc., a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale by the Company of up to 6,325,000 shares of common stock of the Company, par value $.20 per share (including 825,000 shares to be subject to the Underwriters' over-allotment option)(the "Common Stock"), pursuant to an U.S. Underwriting Agreement among the Company, Lehman Brothers Inc. and Goldman, Sachs & Co., as representatives of several underwriters, and an International Underwriting Agreement among the Company, Lehman Brothers and Goldman Sachs International as International Managers.

    We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Common Stock will be issued and sold as described in the Registration Statement.

    Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Company pursuant to the Registration Statement have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

    Our opinions expressed above are limited to the laws of the State of Minnesota.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Validity of Shares" in the Prospectus constituting part of the Registration Statement.

Dated: May 18, 1995

                                          Very truly yours,
LRM
                                          /s/ Dorsey & Whitney P.L.L.P.